Exhibit 8.2

May 19, 2022

Oasis Petroleum Inc.

845 Texas Avenue, Suite 4700

Houston, Texas 77002

Re: Oasis Petroleum Inc. Tax Opinion

Ladies and Gentlemen:

We have acted as counsel for Oasis Petroleum Inc., a Delaware corporation (“Ohm”), in connection with the Agreement and Plan of Merger, dated as of March 7, 2022 (the “Agreement”),1 by and among Ohm, Ohm Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Ohm (“Merger Sub”), New Ohm LLC, a Delaware limited liability company and wholly owned subsidiary of Ohm (“LLC Sub”), and Whiting Petroleum Corporation, a Delaware corporation (“Firefly”). Pursuant to the Agreement, (i) Merger Sub will merge (the “Company Merger”) with and into Firefly, with Firefly surviving the merger; and (ii) immediately following the effectiveness of the Company Merger, the Surviving Corporation will merge (the “LLC Sub Merger” and, together with the Company Merger, the “Integrated Mergers”) with and into LLC Sub, with LLC Sub surviving the merger. In connection with the registration statement on Form S-4 (File No. 333-264550) filed by Ohm on the date hereof, including the joint proxy statement/prospectus forming a part thereof (the “Registration Statement”), you have requested our opinion as to certain U.S. federal income tax matters relating to the transactions contemplated by the Agreement.

In providing our opinion, we have examined (i) the Agreement, (ii) the Registration Statement, (iii) the officer certificates provided to us for purposes of this opinion by representatives of Ohm and Firefly (the “Officer Certificates”) and (iv) such other documents, records and papers as we have deemed necessary or appropriate in order to give the opinion set forth herein. In addition, we have assumed that (i) the Integrated Mergers and the related transactions will be consummated in accordance with the provisions of the Agreement and as described in the Registration Statement (and no covenants or conditions described therein and affecting this opinion will be waived or modified), (ii) all of the information, facts, statements, representations and covenants set forth in the Agreement, the Registration Statement and the Officer Certificates are true, complete and correct in all respects and will remain true, complete and correct in all respects at all times up to and including the effective time of the LLC Sub Merger, and no actions have been taken or will be taken that are inconsistent with such information, facts, statements, representations or covenants or which will make any such information, facts, statements, representations or covenants untrue, incomplete or incorrect at the effective time of the Company Merger or the LLC Sub Merger, (iii) any statements made in any of the documents referred to herein qualified by knowledge, belief or materiality or comparable qualification are true, complete and correct in all respects and will continue to be true, complete and correct in all respects at all times up to and including the effective time of the LLC Sub Merger, in each case without such qualification, (iv) all documents submitted to us as originals are authentic, all documents submitted to us as copies conform to the originals, all relevant documents have been or will be duly executed in the form presented to us and all natural persons who have executed such documents are of legal capacity, (v) the Officer Certificates have been executed by appropriate and authorized officers of Ohm or Firefly (as applicable), (vi) the Officer Certificates will be reexecuted by Ohm and Firefly (as applicable) on the Closing Date in a substantially similar form that is acceptable to us, (vii) Ohm and its subsidiaries will treat the Integrated Mergers for U.S. federal income tax purposes in a manner consistent with our opinion, and Ohm, Firefly and their respective subsidiaries have complied with, and will continue to comply with, the covenants contained in the Agreement and the Registration Statement and (viii) all applicable reporting requirements have been or will be satisfied. If any of the assumptions described above is untrue for any reason, or if the Integrated Mergers are consummated in a manner that is different from the manner described in the Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

[1]	Except as otherwise provided, capitalized terms used but not defined herein have the meaning ascribed to them in the Agreement.

Vinson & Elkins LLP Attorneys at Law Austin Dallas Dubai Houston London Los Angeles New York Richmond Riyadh San Francisco Tokyo Washington	845 Texas Avenue, Suite 4700 Houston, TX 77002 Tel +1.713.758.2222 Fax +1.713.758.2346 velaw.com

Oasis Petroleum Inc. May 19, 2022 Page 2

We express no opinion on any issue or matter relating to the tax consequences of the transactions contemplated by the Agreement or the Registration Statement other than the opinion set forth below. This opinion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”) (and the legislative history thereto), Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, case law and such other authorities as we have considered relevant, all as in effect and publicly available as of the date hereof. The authorities upon which this opinion is based are subject to change or differing interpretations, possibly with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Integrated Mergers, or any inaccuracy in the statements, facts, assumptions or representations on which we have relied, may affect the continuing validity of this opinion. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention (or to supplement or revise our opinion to address any such change or inaccuracy) subsequent to the date hereof.

Based upon the foregoing and subject to the assumptions, limitations and qualifications set forth herein and in the Registration Statement, we are of the opinion that the Integrated Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

We are furnishing this opinion solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Vinson & Elkins LLP

Vinson & Elkins LLP